UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2011

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) As previously disclosed, on June 28, 2011, the European Commission (“Commission”) granted clearance under Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union to the acquisition by Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Purchaser”), and a wholly owned indirect subsidiary of Total S.A., a société anonyme organized under the laws of the Republic of France (“Total”), of up to 60% of the outstanding shares of Class A common stock and 60% of the outstanding shares of the Class B common stock of SunPower Corporation (“SunPower”). As previously disclosed, Purchaser's tender offer for the shares expired on June 14, 2011 and was consummated on June 21, 2011. Pursuant to the Affiliation Agreement, dated April 28, 2011, as amended (the “Affiliation Agreement”), between Purchaser and SunPower, following the Commission's clearance, the board of directors (the “Board”) of SunPower would be expanded to eleven members, one SunPower director would resign and the six Total Directors (defined below) would join the Board. Consequently, immediately following the Commission clearance, Dr. Uwe-Ernst Bufé, who has served as a member of the Board since 2008, resigned from the Board on June 28, 2011.

(d) Pursuant to the Affiliation Agreement with Purchaser, effective July 1, 2011, the Board of SunPower expanded the Board to eleven members and elected the following six nominees from Total (the “Total Directors”) as directors:

•
Arnaud Chaperon (age 55). Mr. Chaperon currently serves as the Senior Vice President of New Energies for the Gas & Power division of Total S.A. Before taking this position in 2007, Mr. Chaperon was the Managing Director for five years of Total E&P Qatar and country representative of the Total group, which has oil, gas, and petrochemical assets and operations in the State of Qatar. Previous to that, he held other positions within the Total group, where he has been employed since 1980. Mr. Chaperon holds a master's degree in engineering from École Nationale Supérieure de Techniques Avancées. Mr. Chaperon will serve as a Class I director, to serve until SunPower's annual meeting of stockholders to be held in 2012.

•
Bernard Clement (age 52). Mr. Clement has served as the Senior Vice President of Gas Assets, Technology, and Research & Development for the Gas & Power division of Total S.A. since January 1, 2010. From 2003 through 2009, Mr. Clement served as Vice President of the Exploration & Production division of Total S.A. relative to its interests in the Middle East. Previous to that, he held other positions within the Total group, where he has been employed since 1983. Mr. Clement has engineering degrees from Ecole Nationale Supérieure du Pétrole et des Moteurs, where he focused on geophysics, and from École Polytechnique. Mr. Clement will serve as a Class II director, to serve until SunPower's annual meeting of stockholders to be held in 2013.

•
Denis Giorno (age 60). Mr. Giorno has served as the Vice President of New Ventures for the Gas & Power division of Total S.A. since October 2007. From 2005 to 2007, Mr. Giorno was Vice President, Business Development, of the Gas & Power division relative to Total's interests in Asia, South America, and Africa. Previous to that, he held other positions within the Total group, where he has been employed since 1975. Mr. Giorno received a degree in civil engineering from École Nationale des Ponts et Chaussées, a Master of Science degree in managerial science and engineering at Stanford University and a degree in Petroleum Engineering from École Nationale du Pétrole et des Moteurs. Mr. Giorno also completed the Stanford Graduate School of Business' Executive Education program. Mr. Giorno will serve as a Class II director, to serve until SunPower's annual meeting of stockholders to be held in 2013.

•
Jean-Marc Otero del Val (age 45). Mr. Otero del Val has served as General Manager of the Grandpuits Refinery for Total France S.A. since 2007. From 2003 to 2007, Mr. Otero del Val served as the Managing Director for Total Coal South Africa (Pty) Ltd., a subsidiary of Total S.A. that focuses on the mining of export quality coal in South Africa. Previous to that, he held other positions within the Total group, where he has been employed since 1998. Mr. Otero del Val received a degree in chemical engineering from École Polytechnique, a Bachelor of Arts in finance from Strasbourg University, and a Master of Arts in finance from Paris-Dauphine University. Mr. Otero del Val will serve as a Class III director, to serve until SunPower's annual meeting of stockholders to be held in 2014.

•
Reinhard Schneider (age 58). Mr. Schneider has worked over 25 years for Atotech, one of the world's leading suppliers of integrated product systems and services for electroplating, semiconductor, and printed circuit board manufacturing, and a subsidiary of Total S.A. In 2005, Mr. Schneider became Atotech's Chief Executive Officer, and currently continues to serve in this position. Mr. Schneider received a degree in mechanical engineering from Würzburg/Schweinfurt. Mr. Schneider will serve as a Class I director, to serve until SunPower's annual meeting of stockholders to be held in 2012.

•	Humbert de Wendel (age 55). Mr. de Wendel has served as the Senior Vice President of Corporate Business

Development for Total since 2006. From 2000 to 2006, Mr. de Wendel served as a Vice President for Total overseeing finance operations of its exploration and production subsidiaries. Previous to that, he held other positions within the Total group, where he has been employed since 1982. Mr. de Wendel currently is a member of the board of directors of Spain's second largest gas, oil, and petrochemicals company, Compañía Española de Petróleos, S.A. Mr. de Wendel holds a degree in law and economics from the Institut d'études Politiques de Paris, and a degree in business administration from École Supérieure des Sciences Économiques et Commerciales. Mr. de Wendel will serve as a Class III director, to serve until SunPower's annual meeting of stockholders to be held in 2014.

Mr. de Wendel has been appointed to the Compensation Committee; Mr. Giorno has been appointed to the Nominating and Corporate Governance Committee; and Mr. Chaperon has been appointed to the Strategy and Finance Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: July 1, 2011	By:	/S/ DENNIS V. ARRIOLA
	Name:	Dennis V. Arriola
	Title:	Executive Vice President and Chief Financial Officer